Exhibit 77(e)(1)

May 1, 2009

ING Variable Portfolios, Inc.
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2009, we have agreed to waive a portion of the investment management fee payable to us under the Amended Investment Management Agreement dated April 1, 2004 between ING Investments, LLC and ING Variable Portfolios, Inc., as amended (the “Agreement”) with respect to ING RussellTM Large Cap Growth Index Portfolio, ING RussellTM Large Cap Value Index Portfolio, ING RussellTM Mid Cap Growth Index Portfolio, and ING Hang Seng Index Portfolio (collectively, the “Portfolios”), each a series of ING Variable Portfolios, Inc., in the amount of 0.10% per annum.  By this letter, we agree to waive that fee for the period from May 1, 2009 through and including May 1, 2011.

ING Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
ING Investments, LLC

Agreed and Accepted:
ING Variable Portfolios, Inc.
(on behalf of the Portfolios)

By:       /s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC